Exhibit 99.1

Investor and Financial Contacts:

Adam S. Taich

Vice President, Investor Relations

(760) 603-7208

Invitrogen Announces Second Quarter 2005 Results

Strong Revenue Drives 21% Pro Forma Earnings Growth

CARLSBAD, CA, July 28, 2005 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its second quarter ended June 30, 2005. Revenues for the second quarter were $306.5 million, an increase of 21% over the $254.0 million reported for the second quarter of 2004. Net income for the second quarter was $14.9 million versus $19.7 million for the same quarter in 2004, a decrease of 24% due to a one-time charge of approximately $13 million related to in-process research and development costs associated with the recent acquisition of Dynal Biotech. Earnings per share for the second quarter of 2005 decreased 25% to $0.27 per share, as compared to $0.36 per share reported in the second quarter of 2004.

Revenues for the six months ended June 30, 2005, were $583.5 million, an increase of 15% over the $505.3 million reported for the first half of 2004. Net income for the six months ended June 30, 2005, was $62.0 million versus $30.2 million for the same period in 2004, an increase of 105%. Earnings per share for the first half of 2005 increased 96% to $1.10 per share, as compared to $0.56 per share reported in the first half of 2004.

Invitrogen has regularly reported pro forma results which exclude acquisition related amortization and other costs. Second quarter pro forma net income was $50.8 million, or $0.87 per share, compared with pro forma net income in the second quarter of 2004 of $42.2 million, or $0.73 per share. Pro forma net income and pro forma earnings per share increased 21% and 19%, respectively.

Reconciliations between Invitrogen’s results and pro forma results for the periods reported are presented in the attached tables with information also presented on the Company’s Investor Relations web page at www.invitrogen.com.

Performance Highlights

•	Organic revenue growth of 7% for the total company for the quarter

•	Year to date free cash flow increased 29%

•	Raised $350 million in 3.25% Senior Convertible Notes

•	Completed acquisitions of Dynal Biotech and Caltag Laboratories

•	Announced intent to acquire BioSource International

Conference Call and Webcast Today at 5:00 PM Eastern

The Company will discuss its second quarter 2005 results, as well as updated 2005 guidance on its conference call at 5:00 pm Eastern Time today. Additional details regarding the call and webcast are included later in this release.

Second Quarter Review

Greg Lucier, Invitrogen’s Chairman and CEO, commented: “We are pleased with the Company’s performance during the second quarter. Our accomplishments during the period are the result of tremendous efforts by our employees throughout our global organization. We exceeded our guidance targets for both revenues and pro forma earnings per share, and importantly, we achieved organic growth of 7% in the quarter. During the quarter we also made significant investments in facilities expansion and information technology systems. These investments help bolster the infrastructure which will support the growth of our company in the coming years. We remain enthusiastic about our ability to execute in the second half of the year and are confident that Invitrogen will continue to deliver consistent value and returns to our customers and shareholders.”

Second quarter 2005 revenue growth of 21% included approximately 2% from favorable changes in foreign currency exchange rates and 12% from acquisitions. The BioDiscovery segment grew 30% compared to the comparable quarter in 2004. Favorable foreign currency exchange rates and acquisitions contributed 2% and 22%, respectively to the growth rate for the quarter. Revenue growth of 9% in BioProduction includes a 2% contribution from favorable foreign currency exchange rates compared with the second quarter of 2004.

Revenues for the six months ended June 30, 2005, grew 15%, of which 2% resulted from favorable foreign currency exchange rates and an 8% contribution from acquisitions. Sales of BioDiscovery products increased 18% for the six months ended June 30, 2005 versus the same period in 2004. For the same period, BioProduction revenues increased 12%.

Second quarter 2005 pro forma gross margin was 62%, compared to 60% in the second quarter of 2004. BioDiscovery gross margin increased to 71% in the second quarter of 2005 from 70% in the second quarter of 2004, as product mix has migrated toward higher value, proprietary product offerings. BioProduction gross margin were 48% in both the second quarters of 2005 and 2004.

Operating income was 7% of revenues in the second quarter of 2005 versus 12% in the second quarter of 2004. Pro forma operating income was 25% of revenues in the second quarter of 2005, compared with 26% the second quarter of 2004.

Cash flows from operating activities were $72.7 million in the second quarter and $135.7 million for the six months ended June 30, 2005. Capital expenditures were $21.1 million during the second quarter of 2005 and $32.9 million for the six months ended June 30, 2005. Free cash flow, defined as cash from operating activities less capital expenditures, was $51.6 million for the second quarter and $102.8 million for the six months ended June 30, 2005.

2005 Outlook

The Company increased its revenue guidance for the full-year. Commenting on guidance, Lucier remarked: “We remain committed as an organization to the 6-8% organic growth target that we set late last year. With this quarter’s organic growth of 7%, we have further confidence in our ability to meet our expectation for the full year.” The Company projects that revenue for fiscal 2005 will be in excess of $1,190 million. Pro forma earnings per share are expected to range from $3.50 to $3.53. The Company will provide further detail on its business outlook and guidance on the conference call today.

Conference Call and Webcast Details

The Company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (888) 396-2298 (domestic) or (617) 847-8708 (international) and use passcode 82774482. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode for the replay is 80637794.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,500 scientists and other professionals and had revenues of more than $1 billion in 2004. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported pro forma results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our pro forma calculations of gross margin, net income and earnings per share, excluding acquisition related amortization and other similar costs, are limited because they do not reflect the entirety of our business costs. However, management believes that the pro forma presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the initial, sunk cost of the acquisition. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our pro forma results the costs to integrate our acquired businesses or significant costs to restructure existing businesses as well as related tax benefits. Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance.

We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and pro forma earnings per share; 2) momentum in 2005; 3) ability to generate new products that will accelerate scientific research and our future growth; 4) integration of acquired businesses; and 5) ability to combine technologies of acquired businesses. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to a) the Company’s ability to identify promising technology and, new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF PRO FORMA ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the three months ended June 30, 2005				For the three months ended June 30, 2004
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma
Revenues	$306,456	$—		$306,456	$253,964	$—		$253,964
Cost of revenues	128,410	(11,254	)(2)(3)	117,156	107,931	(7,373	)(2)(3)	100,558

Gross profit	178,046	11,254		189,300	146,033	7,373		153,406

Gross margin	58%			62%	58%			60%

Operating expenses:
Sales and marketing	56,294	(61	)(3)	56,233	43,261	(61	)(3)	43,200
General and administrative	31,999	(11	)(3)	31,988	26,206	(17	)(3)	26,189
Research and development	24,263	(215	)(3)	24,048	18,154	(233	)(3)	17,921
Purchased intangibles amortization	29,866	(29,866	)(4)	—	28,307	(28,307	)(4)	—
Purchased in-process research and development	12,686	(12,686	)(5)	—	728	(728	)(5)	—

Total operating expenses	155,108	(42,839)		112,269	116,656	(29,346)		87,310

Operating income	22,938	54,093		77,031	29,377	36,719		66,096
Operating margin	7%			25%	12%			26%
Total other income (expense), net	(2,393)	—		(2,393)	(2,186)	—		(2,186)

Income before provision for income taxes	20,545	54,093		74,638	27,191	36,719		63,910
Income tax provision	(5,639)	(18,162	)(6)	(23,801)	(7,502)	(14,227	)(6)	(21,729)

Net income	$14,906	$35,931		$50,837	$19,689	$22,492		$42,181

Add back interest expense for subordinated debt, net of tax(8)	282	1,736	(7)	2,018	2,372	—		2,372

Numerator for diluted earnings per share	$15,188	$37,667		$52,855	$22,061	$22,492		$44,553

Earnings per common share:
Basic	$0.29			$0.98	$0.38			$0.81

Diluted(8)	$0.27			$0.87	$0.36			$0.73

Weighted average shares used in per share calculation:
Basic	52,076	—		52,076	52,182	—		52,182
Diluted(8)	55,676	4,785	(7)	60,461	61,185	—		61,185

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and in-process research and development to provide a supplemental comparison of results of operations.
(2)	Add back costs for purchase accounting inventory revaluations of $11.2 million and $7.3 million for the three months ended June 30, 2005 and 2004, respectively.
(3)	Add back deferred compensation amortization totaling $0.4 million and $0.4 million for the three months ended June 30, 2005 and 2004, respectively, related to stock option plans assumed in business combinations.
(4)	Add back amortization of purchased intangibles.
(5)	Add back in-process research and development.
(6)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pretax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jurisdiction having a higher tax rate than the Company’s overall average income tax rate.
(7)	Pro forma diluted earnings per share includes the potential dilution from the 2006 Convertible Subordinate Debt, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.
(8)	The Company has restated 2004 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 1 1/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RECONCILIATION OF PRO FORMA ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the six months ended June 30, 2005				For the six months ended June 30, 2004
	GAAP	Adjustments		Pro forma	GAAP	Adjustments		Pro forma
Revenues	$583,537	$—		$583,537	$505,288	$—		$505,288
Cost of revenues	234,832	(11,946	)(2)(3)	222,886	217,270	(17,755	)(2)(3)	199,515

Gross profit	348,705	11,946		360,651	288,018	17,755		305,773

Gross margin	60%			62%	57%			61%

Operating expenses:
Sales and marketing	104,774	(121	)(3)	104,653	88,715	(123	)(3)	88,592
General and administrative	62,003	(23	)(3)	61,980	53,229	(23	)(3)	53,206
Research and development	45,504	(431	)(3)	45,073	33,902	(444	)(3)	33,458
Purchased intangibles amortization	55,767	(55,767	)(4)	—	56,535	(56,535	)(4)	—
Purchased in-process research and development	13,886	(13,886	)(5)	—	728	(728	)(5)	—

Total operating expenses	281,934	(70,228)		211,706	233,109	(57,853)		175,256

Operating income	66,771	82,174		148,945	54,909	75,608		130,517
Operating margin	11%			26%	11%			26%
Total other income (expense), net	21,898	(20,123	)(6)	1,775	(12,556)	—		(12,556)

Income before provision for income taxes	88,669	62,051		150,720	42,353	75,608		117,961
Income tax provision	(26,689)	(22,295	)(7)	(48,984)	(12,155)	(27,952	)(7)	(40,107)

Net income	$61,980	$39,756		$101,736	$30,198	$47,656		$77,854

Add back interest expense for subordinated debt, net of tax(9)	4,400	—		4,400	516	4,179	(8)	4,695

Numerator for diluted earnings per share	$66,380	$39,756		$106,136	$30,714	$51,835		$82,549

Earnings per common share:
Basic	$1.20			$1.97	$0.58			$1.50

Diluted(9)	$1.10			$1.76	$0.56			$1.35

Weighted average shares used in per share calculation:
Basic	51,766	—		51,766	51,940	—		51,940
Diluted(9)	60,345	—		60,345	55,291	5,807	(8)	61,098

(1)	The Company has regularly reported pro forma results which exclude the amortization of purchased intangibles, amortization of inventory revaluation costs on products sold that were previously written-up under purchase accounting rules and in-process research and development to provide a supplemental comparison of results of operations.
(2)	Add back costs for purchase accounting inventory revaluations of $11.8 million and $17.6 million for the six months ended June 30, 2005 and 2004, respectively.
(3)	Add back deferred compensation amortization totaling $0.7 million and $0.8 million for the six months ended June 30, 2005 and 2004, respectively, related to stock option plans assumed in business combinations.
(4)	Add back amortization of purchased intangibles.
(5)	Add back in-process research and development.
(6)	Add back gain on foreign currency transaction, net of loss on sale of investments, used for business acquisitions.
(7)	The Company’s effective income tax rate used in the calculation of pro forma net income differs from the effective income tax rate applied for GAAP purposes. The effective income tax rate on GAAP pretax income is lower because the expenses included in GAAP pre-tax income, but excluded from pro forma pre-tax income, produce a tax benefit in a taxing jurisdiction having a higher tax rate than the Company’s overall average income tax rate.
(8)	Pro forma diluted earnings per share includes the potential dilution from the 2006 Convertible Subordinate Debt, and, using the as-if-converted method, which assumes that the debt was converted at the beginning of the period presented with related interest expense, net of tax, added back to the numerator and shares from the assumed conversion of the debt added to the denominator.
(9)	The Company has restated 2004 diluted weighted average shares and earnings per share to reflect the impact of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” on its 1 1/2% Convertible Senior Notes due 2024 and 2% Convertible Senior Notes due 2023.

INVITROGEN CORPORATION

EBITDA INFORMATION

(in thousands) (unaudited)	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Operating income reported under GAAP	$22,938	$29,377	$66,771	$54,909
Add back in-process research and development and merger related amortization	54,093	36,719	82,174	75,608
Add back depreciation	9,908	9,708	19,155	18,574
Add back amortization of non merger-related deferred compensation	1,464	657	2,638	1,179
Add back amortization of all other intangible assets	917	752	1,913	1,431

EBITDA	$89,320	$77,213	$172,651	$151,701

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004

(in thousands) (unaudited)	Bio-Discovery	Bio-Production	Unallocated(1)	Total
Segment results for the three months ended June 30, 2005
Revenues	$185,422	$121,034	$—	$306,456

Gross profit	130,956	58,208	(11,118)	178,046

Gross margin	71%	48%		58%

Selling and administrative	62,716	25,501	76	88,293
Research and development	21,283	2,767	213	24,263
Purchased inventory amortization and in-process research and development	—	—	42,552	42,552

Operating income (loss)	$46,957	$29,940	$(53,959)	$22,938

Operating margin	25%	25%		7%

Segment results for the three months ended June 30, 2004
Revenues	$143,000	$110,964	$—	$253,964

Gross profit	100,634	52,772	(7,373)	146,033

Gross margin	70%	48%		58%

Selling and administrative	46,405	22,985	77	69,467
Research and development	15,670	2,250	234	18,154
Purchased inventory amortization and in-process research and development	—	—	29,035	29,035

Operating income (loss)	$38,559	$27,537	$(36,719)	$29,377

Operating margin	27%	25%		12%

(1)	Unallocated items for the three months ended June 30, 2005 and 2004, include costs for purchase accounting inventory revaluations of $11.2 million and $7.3 million, amortization of purchased intangibles of $29.9 million and $28.3 million, in-process research and development of $12.7 million and $0.7 million and amortization of deferred compensation of $0.4 million and $0.4 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(in thousands) (unaudited)	Bio-Discovery	Bio-Production	Unallocated(1)	Total
Segment results for the six months ended June 30, 2005
Revenues	$347,773	$235,764	$—	$583,537

Gross profit	247,111	113,406	(11,812)	348,705

Gross margin	71%	48%		60%

Selling and administrative	115,691	50,940	146	166,777
Research and development	39,440	5,632	432	45,504
Purchased inventory amortization and in-process research and development	—	—	69,653	69,653

Operating income (loss)	$91,980	$56,834	$(82,043)	$66,771

Operating margin	26%	24%		11%

Segment results for the six months ended June 30, 2004
Revenues	$295,673	$209,615	$—	$505,288

Gross profit	207,917	97,856	(17,755)	288,018

Gross margin	70%	47%		57%

Selling and administrative	96,969	44,829	146	141,944
Research and development	28,962	4,496	444	33,902
Purchased inventory amortization and in-process research and development	—	—	57,263	57,263

Operating income (loss)	$81,986	$48,531	$(75,608)	$54,909

Operating margin	28%	23%		11%

(1)	Unallocated items for the six months ended June 30, 2005 and 2004, include costs for purchase accounting inventory revaluations of $11.8 million and $17.6 million, amortization of purchased intangibles of $55.8 million and $56.5 million, in-process research and development of $13.9 million and $0.7 million and amortization of deferred compensation of $0.7 million and $0.8 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)(unaudited)	For the six months ended June 30,
	2005	2004
Net income	$61,980	$30,198
Add back in-process research and development and merger related amortization	82,174	75,608
Add back depreciation	19,155	18,574
Balance sheet changes	(19,243)	(5,215)
Other noncash adjustments	(8,320)	(28,270)

Net cash provided by operating activities	135,746	90,895
Capital expenditures	(32,930)	(10,964)

Free cash flow	102,816	79,931
Net cash used in other investing activities	(48,088)	(556,839)
Net cash provided by financing activities	263,459	308,598
Effect of exchange rate changes on cash	(19,763)	3,325

Net increase (decrease) in cash and cash equivalents	$298,424	$(164,985)

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and investments	$931,919	$983,381
Trade accounts receivable, net of allowance for doubtful accounts	192,752	165,754
Inventories	156,528	122,787
Deferred income taxes	25,513	31,866
Prepaid expenses and other current assets	29,663	28,440

Total current assets	1,336,375	1,332,228
Property and equipment, net	259,946	222,193
Goodwill	1,730,500	1,424,671
Intangible assets, net	511,911	440,182
Long-term investments	14,813	109,088
Other assets	99,798	85,973

Total assets	$3,953,343	$3,614,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,406	$12,390
Accounts payable, accrued expenses and other current liabilities	181,203	183,285
Income taxes	19,366	510

Total current liabilities	201,975	196,185
Long-term debt	1,540,548	1,319,315
Pension liabilities	17,336	15,307
Deferred income tax liability	181,908	153,716
Other long-term liabilities	12,731	16,561
Stockholders’ equity	1,998,845	1,913,251

Total liabilities and stockholders’ equity	$3,953,343	$3,614,335

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